EXHIBIT 99.1

CONTACT:
Kevin Gregory, CFO
(859) 586-0600 x1424



LEGAL COMPLAINT AGAINST POMEROY IT SOLUTIONS DISMISSED

Hebron, KY; March 13, 2006; Pomeroy IT Solutions, Inc. (NASDAQ:PMRYE), today announced that the state court complaint filed February 24, 2006 by Plaintiff, Jennifer Sierra Pomeroy, was voluntarily dismissed with prejudice. The suit against the Company and certain officers and directors alleged breaches of fiduciary duty and other claims. According to the notice of dismissal filed by the Plaintiff, she was not paid any money to dismiss her lawsuit and she agrees to never bring these claims again.

"We are pleased that the Plaintiff voluntarily dismissed all claims against the Company and its directors and officers, we look forward to continuing to focus our energies on our customers and employees, and not on protracted non-meritorious litigation," said Kevin Gregory, Senior Vice President and Chief Financial Officer.

As a national solutions provider, Pomeroy provides services that include: outsourcing, application development, systems integration and other maintenance and support services. The Company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The Company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding reporting financial results constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, the mix of the products and services businesses, the type of services delivered, total actual revenue received, existing market and competitive conditions including the overall demand for IT products and services, and the ability to attract and retain technical and other highly skilled personnel.